UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report  (Date of earliest event reported)  September 28, 2009

BLOUNT INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-11549	63-0780521
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4909 SE International Way, Portland, Oregon 97222-4679
(Address of Principal Executive Offices) (Zip Code)

(503) 653-8881

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 28, 2009, Blount International, Inc. (“Blount”) announced that, on October 15, 2009, Joshua L. Collins will join Blount as its President, Chief Operating Officer and CEO Designate, and that James S. Osterman, the Company’s Chairman and Chief Executive Officer, will retire as an employee on January 4, 2010. Upon Mr. Osterman’s retirement, Mr. Collins will assume the position of Chief Executive Officer. Mr. Osterman will remain Chairman of the Board of Blount until the Annual Meeting of Stockholders in May 2010. It is contemplated that Mr. Collins will be re-nominated to the Board in connection with the 2010 Annual Meeting.

Also on September 28, 2009, Blount entered into an Employment Agreement with Mr. Collins. The term of the agreement is a rolling two year term beginning on October 15, 2009, which automatically extends each day for an additional day. The two year term will cease to automatically be extended upon either party’s notice to the other, or upon Mr. Collins’ 65th birthday. Mr. Collins’ benefits under the agreement include: an annual base salary of $550,000, participation in Blount’s Executive Management Annual Incentive Program with a target bonus for fiscal year 2010 of $500,000; options to purchase 750,000 shares of Blount’s common stock under Blount’s 2006 Equity Incentive Plan; participation in any ERISA employee benefit plans made generally available by Blount to its executive officers; and relocation assistance. If Mr. Collins terminates his employment with Blount for good reason or due to Blount’s breach of the agreement, or if Blount terminates Mr. Collins’ employment other than for cause or Mr. Collins’ death or disability, then Mr. Collins will be entitled to receive the following severance benefits for a period of two years if the termination occurs during the first two years of the term of the agreement, or three years if the termination occurs thereafter, or, if shorter, until his 65th birthday: his base salary, a bonus based on the average of bonuses received by him during the two years prior to termination, health and life insurance coverage, and continued participation in employee retirement plans.

Mr. Collins, 44, has been a member of Blount’s Board of Directors since 2005, and served as a member of the Board’s Compensation Committee from January 2005 to December 2005. He currently is a Partner of Collins Willmott & Co. LLC, a private equity firm focused on providing growth capital to middle market companies in the industrial, consumer, and energy sectors. From 2000 to January 2008, Mr. Collins was employed by Lehman Brothers Inc. as Principal of Lehman Brothers Merchant Banking, a private equity firm that was the former majority owner of Blount’s common stock from 1999 until 2004. Mr. Collins served as Managing Director of Lehman Brothers Inc. from 2006 to January 2008, and as Senior Vice President of Lehman Brothers Inc. from 2003 to January 2008.

On September 28, 2009, Blount entered into a Consulting Agreement with Mr. Osterman, effective as of January 4, 2010 and continuing through December 31, 2011. Pursuant to the agreement Mr. Osterman will attend certain trade shows as a “goodwill ambassador” of Blount and, at the request of Blount’s CEO, assist in the maintenance of customer relationships. Mr. Osterman will receive a consulting fee of $200,000 per year, paid monthly, and a $50,000 bonus for each fiscal year ending during the term of the agreement in which Blount meets financial targets and pays bonuses to executive officers. Mr. Osterman will also receive health and life insurance coverage under Blount’s existing benefit programs, will continue to have the use of a company office and will continue to receive certain perquisites.

The terms of Mr. Collins’ Employment Agreement and Mr. Osterman’s Consulting Agreement were approved by Blount’s Board of Directors on August 25, 2009. The foregoing descriptions of Mr. Collins’ Employment Agreement and Mr. Osterman’s Consulting Agreement are qualified in their entirety by reference to the full text of the agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively, and incorporated herein by reference.

ITEM 7.01             Regulation FD Disclosure.

On September 28, 2009, Blount issued a press release announcing Mr. Collins’ contemplated  succession to the CEO position.  A copy of the press release is furnished herewith as Exhibit 99.1.

ITEM 9.01             Financial Statements and Exhibits

Exhibit No.	Description

10.1	Employment Agreement, dated September 28, 2009, between Blount and Joshua L. Collins.

10.2	Consulting Agreement, dated September 28, 2009, between Blount and James S. Osterman.

99.1	Press release dated September 28, 2009 issued by Blount.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BLOUNT INTERNATIONAL, INC.

	By:	/s/ Richard H. Irving, III
Date: October 1, 2009		Richard H. Irving, III Senior Vice President, General Counsel & Secretary